Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to use in this Post-Effective Amendment No. 1 to Registration Statement (No. 333-160337) on Form S-3 of Hampton Roads Bankshares, Inc. of our report dated April 22, 2010, except for Note 2, as to which the date is August 13, 2010 and Note 3, as to which the date is March 23, 2011, relating to our audits of the consolidated financial statements, included in and incorporated by reference in the Annual Report on Form 10-K of Hampton Roads Bankshares Inc. for the year ended December 31, 2010.
We also consent to the reference to our firm under the caption “Experts” in the Prospectus.
Winchester, Virginia
May 20, 2011